Exhibit 99.1

QC Holdings, Inc. Reports Strong Fourth Quarter to Cap Record Year; Fourth Quarter Earnings Improve 24% over Prior Year

Board Declares $0.15 Dividend per Common Share

OVERLAND PARK, Kan.--(BUSINESS WIRE)--February 4, 2010--QC Holdings, Inc. (NASDAQ: QCCO) reported another excellent quarter to conclude a record year for earnings. QC’s fourth quarter income from continuing operations improved 23.8% over prior year’s fourth quarter. For the year ended December 31, 2009, income from continuing operations improved $6.0 million, or 40.0%, over the prior year.

“We are pleased to have finished the year with such a strong performance during the fourth quarter,” said QC Chairman and Chief Executive Officer Don Early. “Our fourth quarter results followed the trends of the first three quarters, with reduced losses and operating expenses fueling the earnings improvement over prior year.

“Our employees and customers were resilient throughout this difficult year. Our customers responded to the tumultuous economic environment by borrowing less and repaying more. We focused our efforts on collecting loans, reducing operating expenses and expanding our revenue base. While our total revenues declined from prior year, our non-payday loan revenues grew by more than 29% year-to-year.”

Highlights for the fourth quarter included:

  Income from continuing operations of $5.2 million, or $0.29 per diluted share, compared to $4.2 million, or $0.24 per diluted share, in fourth quarter 2008;
  Revenues of $57.0 million compared to $59.8 million in fourth quarter 2008;
  A loss ratio of 22.2% for the current quarter, down from 27.6% in last year’s fourth quarter; and
  Adjusted EBITDA, which is income from continuing operations before interest, taxes, depreciation, amortization, charges related to stock options and restricted stock awards, and non-cash gains or losses associated with property dispositions, of $12.1 million, a 6.1% improvement over prior year’s fourth quarter.

Highlights for the year ended December 31, 2009 included:

  Income from continuing operations of $21.0 million, or $1.17 per diluted share, compared to $15.0 million, or $0.82 per diluted share, in 2008;
  Revenues totaled $220.6 million compared to $222.6 million in 2008;
  A loss ratio of 21.5% in 2009 versus 24.8% in 2008; and
  Adjusted EBITDA of $47.9 million versus $42.0 million during 2008.

The three months and year ended December 31, 2009 and 2008 include discontinued operations relating to branches that were closed during each period, partly due to changes in payday loan laws that effectively preclude the product as offered.

For the three months and year ended December 31, 2009 and 2008, schedules reconciling adjustments to net income pursuant to generally accepted accounting principles (GAAP), and adjusted EBITDA to income from continuing operations, are provided below. The results for the three months and year ended December 31, 2008 include ballot referendum expenditures in Arizona and Ohio of approximately $296,000 and $1.7 million, respectively, which were not deductible for income tax purposes. QC believes that it is useful to management and investors to analyze results after adjusting for these items to provide a more comparable basis for evaluating QC’s operating results and financial performance over time. See the reconciliation tables for additional information.

** Fourth quarter **

Revenues decreased 4.7% quarter-to-quarter, primarily due to reduced payday and installment loan volumes, partially offset by higher automotive loan volumes (due to an increase in the number of locations). QC originated approximately $313.1 million of payday loans during fourth quarter 2009, a 7.1% decrease from the $336.9 million during fourth quarter 2008. This decline is partially attributable to reduced payday volume in Virginia, where the company introduced an open-end credit product in late 2008. During late second quarter 2009, the company discontinued the open-end product offering in Virginia and re-introduced the payday loan product, but volumes have not returned to historical levels. While automotive loan volumes increased quarter-to-quarter, installment loan volumes dropped by nearly 18% from prior year’s fourth quarter.

Revenues for comparable branches (those branches that were open for the 15 months since September 30, 2008) decreased 6.0%, or $3.4 million, to $52.9 million during the three months ended December 31, 2009. This decrease reflects reduced customer demand across most states.

Branch operating costs, exclusive of loan losses, decreased to $23.7 million during the three months ended December 31, 2009 compared to $25.3 million in the same 2008 quarter, primarily as a result of a reduction in compensation and occupancy costs. Compensation declined quarter-to-quarter due to a lower average number of employees and reduced overtime.

During the three months ended December 31, 2009, the company reported a $3.9 million reduction in loan losses to $12.6 million from $16.5 million in fourth quarter 2008. The loss ratio for the current quarter totaled 22.2% compared to 27.6% in fourth quarter 2008. The volume of returned items to total revenues dropped to 39% in fourth quarter 2009 versus 44% in prior year’s fourth quarter. The Company’s collection rate also improved slightly quarter-to-quarter.

QC’s branch gross profit in fourth quarter 2009 was $20.7 million, a 15.0% increase over prior year’s quarter. Comparable branches generated $20.3 million in gross profit during fourth quarter 2009, which was 12.2% higher than last year’s fourth quarter due to stronger results in the majority of states.

Regional and corporate expenses totaled $10.4 million during the three months ended December 31, 2009 compared to $8.4 million in fourth quarter 2008. Exclusive of the ballot referendum initiatives in 2008, regional and corporate expenses were $8.1 million in fourth quarter 2008. The increase in 2009 represents higher performance-based incentive compensation compared to prior year, as well as an increase in charitable contributions and expenses related to legal matters.

Net interest expense decreased to $718,000 in the current quarter compared to $1.1 million in fourth quarter 2008 as a result of lower average debt balances and reduced interest rates. The company’s effective income tax rate was 40.5% during fourth quarter 2009. The effective income tax rate in fourth quarter 2008 was 43.7% due to the non-deductible ballot referendum expenditures in Ohio and Arizona.

“Our 2009 results highlight the benefits of remaining committed to our core strength of providing superior customer service,” noted QC President and Chief Operating Officer Darrin Andersen. “As our customers pulled back from borrowing and focused on paying down their debts, our field personnel recognized the likely revenue challenges and emphasized collecting loans and minimizing operating expenses.

“With respect to the improvement in our loss ratio, we have the dual focus of limiting the number of returned checks and then collecting as many of those checks as possible. In the best of all worlds, each of these metrics improves, which is what happened during 2009. It is apparent when our branches remain true to a disciplined, consistent and diligent collection process – it translates directly to the company’s bottom line.”

** Year Ended December 31 **

The company’s revenues declined approximately $2.0 million to $220.6 million during the year ended December 31, 2009 versus 2008 as a result of reduced payday and installment loan volume, substantially offset by an increase in automobile loan sales due to the addition of two locations in January 2009.

Revenues for comparable branches (those branches that were open for the 24 months since December 31, 2007) decreased 5.2% to $201.7 million during 2009 for the same reasons as noted in the quarterly discussion.

Branch operating costs, exclusive of loan losses, declined 1.7% to $94.1 million for 2009 compared to 2008. Reduced compensation and occupancy costs (as noted in the quarterly discussion) were partially offset by higher cost of sales for automobile purchases. Comparable branches averaged approximately $12,650 per month in operating expenses during 2009 compared to $13,250 per month in prior year.

During the year ended December 31, 2009, the company reported loan losses of $47.5 million compared to $55.3 million in 2008. The company’s loss ratio improved to 21.5% during 2009 (versus 24.8% in 2008) as a result of fewer returned items and a better collection rate on those returns year-to-year. This improvement would have been more significant, but was hampered by a higher allowance associated with the company’s open-end credit product in Virginia and the developing automotive sales and finance business. During 2009, the company sold approximately $972,000 of older debt compared to $624,000 in the prior year.

Branch gross profit increased 10.3% to $79.0 million in 2009 from $71.6 million. Gross profit for comparable branches during 2009 increased by 5.5% to $76.5 million. This increase reflects improvements in most states, partially offset by reduced gross profit in Virginia as the company transitioned to the open-end credit product, and then back to the payday product.

Exclusive of the 2008 referendum expenditures, regional and corporate expenses increased $2.0 million to $38.1 million during the year ended December 31, 2009. This increase is attributable to the items noted in the quarterly discussion, partially offset by reduced governmental affairs and public education expenditures and lower travel, entertainment and general office costs.

Net interest expense declined approximately $1.0 million during 2009 compared to prior year as a result of lower average debt balances and interest rates throughout 2009. The company’s effective income tax rate declined to a more-typical 39.0% during 2009. In 2008, the effective income tax rate was 42.2% due to the non-deductible ballot referendum expenditures in Ohio and Arizona.

-DIVIDEND DECLARATION -

QC's Board of Directors declared a regular quarterly dividend of $0.05 per common share and a special dividend of $0.10 per common share, payable March 8, 2010 to stockholders of record as of February 22, 2010.

-BUSINESS OUTLOOK -

“2009 proved to be an unusual year for our customers and our company,” Early said. “Given the economic environment entering the year, we would have expected revenues for our short-term lending products to be higher than the prior year and that loan losses would have been worse. In fact, just the opposite occurred, as customers borrowed less and repaid more.

“Despite slightly lower revenues, demand for short-term, lower-dollar loans continues to be impressive. The short-term payday loan product offers the most convenient, cost-effective and efficient solution for meeting this demand. While banks, credit unions and other financial services companies work to compete in this space, we believe we are in the best position to serve the customer base with whom we have been building relationships over the last 25 years.

“As we enter 2010, we have several profitability challenges confronting us. Changes in payday lending laws that unnecessarily restrict customer usage become effective in South Carolina, Washington and Kentucky. Additionally, on June 30, 2010, the Arizona payday lending law expires. We anticipate offering alternative products through our Arizona branches beginning in July, but we do not expect that our customers will embrace these products as they have the payday product.

“To mitigate the impact of these earnings declines, we have implemented modest fee increases in a few states. Also, we expect that results from our automotive group will improve due to more industry experience and an improved collection effort.

“Absent other changes in payday lending laws or dramatic fluctuations in the broader economy and markets, we expect the net impact of these challenges and opportunities in 2010 to reduce revenues by $10 million to $12 million and adjusted EBITDA by $6 million to $8 million.

“The benefit of the law changes in these various states is to improve the overall regulatory and legislative stability of the industry. As each state debates, compromises and passes laws with respect to short-term lending, the nature of the business model evolves. Given our proven operational excellence, national scale, solid earnings base and strong balance sheet, we are well-positioned to weather the short-term negatives associated with a better regulatory environment and to capitalize on the long-term opportunities of an evolving industry.”

About QC Holdings, Inc.

Headquartered in Overland Park, Kansas, QC Holdings, Inc. is a leading provider of short-term loans in the United States, operating 556 branches in 24 states at December 31, 2009. With more than 25 years of operating experience in the retail consumer finance industry, the company entered the short-term loan market in 1992 and, since 1998, has grown from 48 branches to 556 branches through a combination of de novo branches and acquisitions. During fiscal 2009, the company advanced nearly $1.3 billion to customers and reported total revenues of $220.6 million.

Forward Looking Statement Disclaimer: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company’s current expectations and are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements. These risks include (1) changes in laws or regulations or governmental interpretations of existing laws and regulations governing consumer protection or payday lending practices, (2) litigation or regulatory action directed towards us or the payday loan industry, (3) volatility in our earnings, primarily as a result of fluctuations in loan loss experience and the rate of growth in, or closures of, branches, (4) risks associated with the leverage of the company, (5) negative media reports and public perception of the payday loan industry and the impact on federal and state legislatures and federal and state regulators, (6) changes in our key management personnel, (7) integration risks and costs associated with future acquisitions, and (8) the other risks detailed under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission. QC will not update any forward-looking statements made in this press release to reflect future events or developments.

QC Holdings, Inc. Consolidated Statements of Income (in thousands, except per share amounts) (Unaudited)

	Three Months Ended December 31,		Year ended December 31,
	2008	2009	2008	2009
Revenues
Payday loan fees	$ 47,027	$ 43,505	$ 179,086	$ 164,288
Other	12,723	13,458	43,506	56,328
Total revenues	59,750	56,963	222,592	220,616
Branch expenses
Salaries and benefits	12,399	11,466	48,009	45,754
Provision for losses	16,467	12,621	55,303	47,541
Occupancy	6,479	5,794	25,687	23,988
Depreciation and amortization	1,050	1,102	4,269	4,158
Other	5,386	5,325	17,754	20,177
Total branch expenses	41,781	36,308	151,022	141,618
Branch gross profit	17,969	20,655	71,570	78,998

Regional expenses	3,076	3,327	13,075	13,584
Corporate expenses	5,358	7,099	24,738	24,513
Depreciation and amortization	889	699	2,931	2,969
Interest expense, net	1,110	718	4,386	3,366
Other expense, net	41	10	448	193
Income from continuing operations before income taxes	7,495	8,802	25,992	34,373
Provision for income taxes	3,273	3,569	10,978	13,391
Income from continuing operations	4,222	5,233	15,014	20,982
Loss from discontinued operations, net of income tax	(278)	(50)	(1,435)	(1,153)
Net income	$ 3,944	$ 5,183	$ 13,579	$ 19,829

Earnings (loss) per share:
Basic
Continuing operations	$ 0.24	$ 0.29	$ 0.83	$ 1.17
Discontinued operations	(0.02)	-	(0.07)	(0.07)
Net income	$ 0.22	$ 0.29	$ 0.76	$ 1.10

Diluted
Continuing operations	$ 0.24	$ 0.29	$ 0.82	$ 1.17
Discontinued operations	(0.02)	-	(0.07)	(0.07)
Net income	$ 0.22	$ 0.29	$ 0.75	$ 1.10
Weighted average number of common shares outstanding:
Basic	17,493	17,408	17,877	17,437
Diluted	17,595	17,604	17,983	17,580

Non-GAAP Reconciliations Consolidated Statements of Income (in thousands, except per share amounts) (Unaudited)

The company analyzes historical results after adjusting for certain items. With respect to the results for the three months ended
December 31, 2008, the company believes that excluding the 2008 referendum expenditures is useful to management and investors because it provides a more comparable basis for evaluating the company’s operating results and financial performance over time. Internally, these adjusted results are used to evaluate the performance of the company.

	Three Months Ended December 31, 2008			Three Months Ended December 31, 2009
	GAAP	Non-GAAP Adjustments (a)	Adjusted	GAAP	Non-GAAP Adjustments (b)	Adjusted
Revenues
Payday loan fees	$ 47,027	$ -	$ 47,027	$ 43,505	$ -	$ 43,505
Other	12,723	-	12,723	13,458	-	13,458
Total revenues	59,750	-	59,750	56,963	-	56,963
Branch expenses
Salaries and benefits	12,399	-	12,399	11,466	-	11,466
Provision for losses	16,467	-	16,467	12,621	-	12,621
Occupancy	6,479	-	6,479	5,794	-	5,794
Depreciation and amortization	1,050	-	1,050	1,102	-	1,102
Other	5,386	-	5,386	5,325	-	5,325
Total branch expenses	41,781	-	41,781	36,308	-	36,308
Branch gross profit	17,969	-	17,969	20,655	-	20,655

Regional expenses	3,076	-	3,076	3,327	-	3,327
Corporate expenses	5,358	(296)	5,062	7,099	-	7,099
Depreciation and amortization	889	-	889	699	-	699
Interest expense, net	1,110	-	1,110	718	-	718
Other expense, net	41	-	41	10	-	10
Income from continuing operations before income taxes	7,495	296	7,791	8,802	-	8,802
Provision for income taxes	3,273	-	3,273	3,569	-	3,569
Income from continuing operations	4,222	296	4,518	5,233	-	5,233
Discontinued operations	(278)	-	(278)	(50)	-	(50)
Net income	$ 3,944	$ 296	$ 4,240	$ 5,183	$ -	$ 5,183

Earnings (loss) per share:
Basic: Continuing operations	$ 0.24	$ 0.01	$ 0.25	$ 0.29	$ -	$ 0.29
Discontinued operations	(0.02)	-	(0.02)	-	-	-
Net income	$ 0.22	$ 0.01	$ 0.23	$ 0.29	$ -	$ 0.29

Diluted: Continuing operations	$ 0.24	$ 0.01	$ 0.25	$ 0.29	$ -	$ 0.29
Discontinued operations	(0.02)	-	(0.02)	-	-	-
Net income	$ 0.22	$ 0.01	$ 0.23	$ 0.29	$ -	$ 0.29

(a) These adjustments reflect the non-tax deductible 2008 referendum expenditures during the fourth quarter.
(b) There were no adjustments for the three months ended December 31, 2009.

Non-GAAP Reconciliations Consolidated Statements of Income (in thousands, except per share amounts) (Unaudited)

The company analyzes historical results after adjusting for certain items. With respect to the results for the year ended
December 31, 2008, the company believes that excluding the 2008 referendum expenditures is useful to management and investors because it provides a more comparable basis for evaluating the company’s operating results and financial performance over time. Internally, these adjusted results are used to evaluate the performance of the company.

	Year Ended December 31, 2008			Year Ended December 31, 2009
	GAAP	Non-GAAP Adjustments (a)	Adjusted	GAAP	Non-GAAP Adjustments (b)	Adjusted
Revenues
Payday loan fees	$ 179,086	$ -	$ 179,086	$ 164,288	$ -	$ 164,288
Other	43,506	-	43,506	56,328	-	56,328
Total revenues	222,592	-	222,592	220,616	-	220,616
Branch expenses
Salaries and benefits	48,009	-	48,009	45,754	-	45,754
Provision for losses	55,303	-	55,303	47,541	-	47,541
Occupancy	25,687	-	25,687	23,988	-	23,988
Depreciation and amortization	4,269	-	4,269	4,158	-	4,158
Other	17,754	-	17,754	20,177	-	20,177
Total branch expenses	151,022	-	151,022	141,618	-	141,618
Branch gross profit	71,570	-	71,570	78,998	-	78,998

Regional expenses	13,075	-	13,075	13,584	-	13,584
Corporate expenses	24,738	(1,705)	23,033	24,513	-	24,513
Depreciation and amortization	2,931	-	2,931	2,969	-	2,969
Interest expense, net	4,386	-	4,386	3,366	-	3,366
Other expense, net	448	-	448	193	-	193
Income from continuing operations before income taxes	25,992	1,705	27,697	34,373	-	34,373
Provision for income taxes	10,978	-	10,978	13,391	-	13,391
Income from continuing operations	15,014	1,705	16,719	20,982	-	20,982
Discontinued operations	(1,435)	-	(1,435)	(1,153)	-	(1,153)
Net income	$ 13,579	$ 1,705	$ 15,284	$ 19,829	$ -	$ 19,829

Earnings (loss) per share:
Basic: Continuing operations	$ 0.83	$ 0.10	$ 0.93	$ 1.17	$ -	$ 1.17
Discontinued operations	(0.07)	-	(0.07)	(0.07)	-	(0.07)
Net income	$ 0.76	$ 0.10	$ 0.86	$ 1.10	$ -	$ 1.10

Diluted: Continuing operations	$ 0.82	$ 0.10	$ 0.92	$ 1.17	$ -	$ 1.17
Discontinued operations	(0.07)	-	(0.07)	(0.07)	-	(0.07)
Net income	$ 0.75	$ 0.10	$ 0.85	$ 1.10	$ -	$ 1.10

(a) These adjustments reflect the non-tax deductible 2008 referendum expenditures during the year ended December 31, 2008.
(b) There were no adjustments for the year ended December 31, 2009.

Non-GAAP Reconciliations Adjusted EBITDA (in thousands) (Unaudited)

QC reports adjusted EBITDA (income from continuing operations before interest, taxes, depreciation, amortization, charges related to stock options and restricted stock awards, and non-cash gains or losses associated with property disposition) as a financial measure that is not defined by U.S. generally accepted accounting principles (“GAAP”). QC believes that adjusted EBITDA is a useful performance metric for our investors and is a measure of operating and financial performance that is commonly reported and widely used by financial and industry analysts, investors and other interested parties because it eliminates significant non-cash charges to earnings. It is important to note that non-GAAP measures, such as adjusted
EBITDA, should not be considered as alternative indicators of financial performance compared to net income or other financial statement data presented in the company's consolidated financial statements prepared pursuant to GAAP. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following table provides a reconciliation of income from continuing operations to adjusted EBITDA:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2009	2008	2009

Income from continuing operations	$ 4,222	$ 5,233	$ 15,014	$ 20,982
Provision for income taxes	3,273	3,569	10,978	13,391
Depreciation and amortization	1,939	1,801	7,200	7,127
Interest expense	1,117	722	4,432	3,380
Non-cash losses on property dispositions	41	10	448	193
Stock option and restricted stock expense	519	788	2,227	2,779
Ballot referendum initiative expenditures (a)	296		1,705
Adjusted EBITDA	$ 11,407	$ 12,123	$ 42,004	$ 47,852

(a) To provide a more comparable basis for evaluation, for the three months and year ended December 31, 2008, the adjusted EBITDA computation excludes the 2008 referendum expenditures, as discussed in the
    Non-GAAP Reconciliations on the previous pages.

QC Holdings, Inc. Consolidated Balance Sheets (in thousands)

	December 31, 2008	December 31, 2009
ASSETS		(Unaudited)
Current assets
Cash and cash equivalents	$ 17,314	$ 21,151
Loans receivable, less allowance for losses of $6,648 at December 31, 2008 and $10,803 at December 31, 2009	73,711	74,973
Prepaid expenses and other current assets	6,485	10,183
Total current assets	97,510	106,307
Property and equipment, net	23,664	18,286
Goodwill	16,144	16,491
Other assets, net	5,724	7,002
Total assets	$ 143,042	$ 148,086

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$ 298	$ 162
Accrued expenses and other liabilities	12,275	14,285
Deferred revenue	4,802	5,077
Income taxes payable	1,112
Debt due within one year	33,143	29,700
Total current liabilities	51,630	49,224

Non-current liabilities	4,386	4,905

Long-term debt	37,607	28,407
Total liabilities	93,623	82,536

Commitments and contingencies
Stockholders’ equity	49,419	65,550
Total liabilities and stockholders’ equity	$ 143,042	$ 148,086

QC Holdings, Inc. Selected Statistical and Operating Data (in thousands, except Branch Data, Average Loan, Average Term and Average Fee)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2009	2008	2009
	Unaudited		Unaudited
Short-term Lending Branch Data:
Number of branches, beginning of period	585	558	596	585
De novo branches opened	3		12	3
Acquired branches			1
Branches closed	(3)	(2)	(24)	(32)
Number of branches, end of period	585	556	585	556

Short-term Lending Comparable Branch Data:
Total number of comparable branches	551	551	541	541
Comparable branch revenue	$ 56,305	$ 52,869	$ 212,716	$ 201,656
Percentage change		(6.0%)		(5.2%)
Comparable branch net revenues	$ 40,524	$ 41,583	$ 158,584	$ 158,565
Percentage change		2.7%		-

Operating Data – Short-term Loans:
Loan volume	$ 336,890	$ 313,056	$1,271,666	$1,163,726
Average loan (principal plus fee)	371.10	367.64	370.31	367.86
Average fee	53.69	54.00	53.61	53.70

Operating Data – Installment Loans:
Loan volume	$ 9,648	$ 7,926	$ 32,899	$ 29,718
Average loan (principal)	504.83	507.83	514.07	502.44
Average term (days)	184	189	186	185

Operating Data – Automotive Loans:
Loan volume	$ 2,689	$ 3,187	$ 5,182	$ 12,656
Average loan (principal)	9,023	8,659	8,622	8,753
Average term (months)	37	30	35	31
Locations, end of period	3	5	3	5

QC Holdings, Inc. Selected Statistical and Operating Data (in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2009	2008	2009
	Unaudited		Unaudited
Other Revenues:
Installment loan interest and fees	$ 5,011	$ 4,758	$ 18,871	$ 17,945
Automotive sales and interest	3,014	3,824	6,120	15,260
Open-end credit fees	37	128	37	4,140
Credit services fees	1,753	1,892	6,202	6,778
Other	2,908	2,856	12,276	12,205
Total	$ 12,723	$ 13,458	$ 43,506	$ 56,328

Loss Data:

Provision for losses, continuing operations:
Charged-off to expense	$ 26,400	$ 22,151	$ 99,638	$ 85,744
Recoveries	(11,565)	(9,902)	(46,660)	(42,089)
Adjustment to provision for losses based on evaluation of outstanding receivables	1,632	372	2,325	3,886
Total provision for losses	$ 16,467	$ 12,621	$ 55,303	$ 47,541

Provision for losses as a percentage of revenues	27.6%	22.2%	24.8%	21.5%
Provision for losses as a percentage of loan volume (all products)	4.5%	3.7%	4.0%	3.7%

CONTACT:
QC Holdings, Inc.
Investor Relations Contact:
Douglas E. Nickerson, 913-234-5154
Chief Financial Officer
or
Media Contact:
Tom Linafelt, 913-234-5237
Director – Corporate Communications